UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – October 31, 2008

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Reference is made to the Current Reports on Form 8-K filed with the Securities and Exchange Commission by Energy Future Holdings Corp. (“EFH Corp.”) on September 16, 2008 and October 17, 2008.

“PIK” Interest Election

EFH Corp. and EFH Corp.’s subsidiary, Texas Competitive Electric Holdings Company LLC (“TCEH”), have the option every six months until November 1, 2012, at their election, to use the payment-in-kind (“PIK”) feature of their respective Toggle Notes (defined below) in lieu of making cash interest payments. While EFH Corp. and TCEH have sufficient liquidity to meet their anticipated ongoing needs without use of this PIK feature, the companies are electing to do so for the May 1, 2009 interest payment date as an efficient and cost-effective method to further enhance liquidity, in light of the substantial dislocation in the financial markets. Moreover, the incremental liquidity obtained by using the PIK feature of the Toggle Notes for this specific payment period more than offsets the liquidity that was effectively lost as a result of the default by affiliates of Lehman Brothers Holdings, Inc. (“Lehman”) under TCEH’s senior secured credit facility. In the future, the companies will evaluate this option at each election period, taking into account market conditions and other relevant factors at such time.

As a result, on October 31, 2008, EFH Corp. delivered notice to The Bank of New York, in its capacity as trustee under the indenture for EFH Corp.’s outstanding $2.5 billion 11.250%/12.000% Senior Toggle Notes due 2017 (the “EFH Corp. Toggle Notes”), that, with respect to the interest that will be due on such notes on the May 1, 2009 interest payment date in the amount of approximately $141 million, EFH Corp. will make such interest payment by using the PIK feature of the EFH Corp. Toggle Notes instead of cash. Similarly, on October 31, 2008, TCEH, delivered notice to The Bank of New York, in its capacity as trustee under the indenture for TCEH’s outstanding $1.75 billion 10.50%/11.25% Senior Toggle Notes due 2016 (the “TCEH Toggle Notes,” and together with the EFH Corp. Toggle Notes, the “Toggle Notes”), that, with respect to the interest that will be due on such notes on the May 1, 2009 interest payment date in the amount of approximately $92 million, TCEH will make such interest payment by using the PIK feature of the TCEH Toggle Notes instead of paying cash.

TCEH Revolving Credit Agreement Repayment

From October 28, 2008 through October 31, 2008, TCEH repaid approximately $1.0 billion of outstanding borrowings under its $2.7 billion senior secured revolving credit facility. Between September 16, 2008 and October 14, 2008, TCEH borrowed approximately $2.3 billion from this facility. Although neither EFH Corp. nor TCEH had any immediate needs for this additional liquidity, the borrowings were made as a precautionary measure due to significant dislocation in the financial markets as evidenced by, among other matters, the bankruptcy filing by Lehman as well as a substantial widening of credit default swap spreads of other institutional banks, a significant increase in the LIBOR rate, a significant halt in commercial paper markets and a significant widening of TED (the price difference between 3-month T-Bill futures and 3-month Eurodollar futures) spreads (collectively, “Key Market Metrics”). TCEH anticipated repaying these borrowings upon seeing an improvement in financial market conditions. Given the enactment of federal legislation that is intended to support the solvency of institutional banks, significant improvement in each of the Key Market Metrics and the increased interest cost associated with having these borrowings remain outstanding, TCEH has repaid a portion of these borrowings. EFH Corp. and TCEH will continue to monitor financial market conditions, and TCEH anticipates repaying the remaining borrowings to the extent financial market conditions continue to improve. If, however, financial market conditions worsen, TCEH may continue to retain these borrowings and may borrow repaid funds.

Sale of Minority Investment in Oncor Electric Delivery Company LLC (“Oncor”)

EFH Corp. currently expects the previously announced transaction in which Oncor will issue and sell for approximately $1.25 billion approximately 19.75% of its outstanding equity interests to Texas Transmission Investment LLC (the “Buyer”), an entity indirectly owned by a private investment group led by the OMERS Administration Corporation, acting through its infrastructure investment entity Borealis Infrastructure Management Inc., and the Government of Singapore Investment Corporation Pte Ltd., acting through its private equity and infrastructure subsidiary GIC Special Investments Pte Ltd. (Issuance), to close in November 2008. As contemplated by the Docket No. 34077 Order issued by the Public Utility Commission of Texas relating to the acquisition of Oncor, the net proceeds received by Oncor from the Buyer upon the closing of the transaction are expected to be distributed to EFH Corp. Under the terms of certain financing arrangements of EFH Corp. and TCEH, upon such distribution, under certain circumstances, EFH Corp. is required to repay certain outstanding intercompany loans from TCEH. As of October 31, 2008, approximately $580 million of such intercompany loans were outstanding. Regarding any excess proceeds, EFH Corp. may retain the funds for general corporate purposes, use the funds for the repayment or purchase of outstanding debt, use the funds for certain investments or contribute the funds to TCEH to be used for the same purposes.

* * * * *

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed in EFH Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and EFH Corp.’s Quarterly Report of Form 10-Q for the quarterly period ended June 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report on Form 8-K. EFH Corp. undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Stanley J. Szlauderbach
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: October 31, 2008

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